UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 29, 2010

EXELIXIS, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-30235	04-3257395
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

170 Harbor Way

P.O. Box 511

South San Francisco, California 94083

(Address of principal executive offices, and including zip code)

(650) 837-7000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On July 1, 2010, the closing under that certain Note Purchase Agreement dated as of June 2, 2010 (the “Note Purchase Agreement”) among Exelixis, Inc. (the “Company”), Deerfield Private Design Fund, L.P. and Deerfield Private Design International, L.P. (collectively, “Deerfield”) occurred. In connection therewith, the Company issued $124.0 million initial principal amount of the Company’s Secured Convertible Notes (the “Notes”) for aggregate net proceeds, after payment of expenses and a closing fee, of approximately $77.5 million. The Notes mature on July 1, 2015, bear interest in the annual amount of $6.0 million, payable quarterly in arrears, and are subject to mandatory prepayment and other terms, including covenants and events of default, as provided in the Note Purchase Agreement. In addition, subject to the terms of the Note Purchase Agreement, after the first anniversary of the Closing Date, the Company has the right to convert all or a portion of the Notes into, or satisfy certain interest and principal repayment obligations by delivering, freely tradeable shares of the Company’s common stock.

In addition, the Company entered into a Security Agreement (the “Security Agreement”) in favor of Deerfield. The Security Agreement provides that the Company’s obligations under the Notes are secured by the collateral described in the Security Agreement.

A description of the material terms of the Note Purchase Agreement, the Notes and the Security Agreement was included in the Company’s current report on Form 8-K filed on June 3, 2010 and is incorporated herein by reference. The description of the Note Purchase Agreement, the Notes and the Security Agreement incorporated herein does not purport to be complete and is qualified in its entirety by reference to the complete text of the Note Purchase Agreement and the Security Agreement, including the exhibits thereto, copies of which will be included as exhibits to the Company’s Quarterly Report on Form 10-Q for the quarter ending July 2, 2010 to be filed with the Securities and Exchange Commission.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement.

The information in Item 1.01 above is incorporated by reference into this Item 2.03.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) On June 29, 2010, George A. Scangos, Ph.D. notified the Chairman of the Board of Directors of the Company of his resignation as the Company’s Chief Executive Officer, effective July 15, 2010. Dr. Scangos will continue to serve as a member of the Company’s Board of Directors (the “Board”) for the remainder of his current term. Although they would have continued to vest as a result of his continued service on the Board, Dr. Scangos has agreed that all unvested options and restricted stock units granted to Dr. Scangos under the Company’s 2000 Equity Incentive Plan will cease to vest as of July 15, 2010. Dr. Scangos will retain his vested options.

(c) On June 29, 2010, Michael M. Morrissey, Ph.D., the Company’s current President of Research and Development, was appointed as President and Chief Executive Officer of the Company, effective July 15, 2010. In such capacity, Dr. Morrissey will serve as the Company’s principal executive officer. As discussed below, Dr. Morrissey will become a member of the Board, effective July 15, 2010.

Dr. Morrissey, age 49, has served as President of Research and Development of the Company since January 2007. Previously, Dr. Morrissey served as the Company’s Executive Vice President, Discovery (January 2006 -December 2006), Senior Vice President, Discovery (January 2003 - December 2005) and Vice President of Discovery Research (February 2000 - December 2002). From 1991 to 2000, Dr. Morrissey held several positions at Berlex Biosciences, last holding the position of Vice President, Discovery Research. From 1986 to 1991, Dr. Morrissey served as a Senior Scientist and Project Team Leader in Medicinal Chemistry at CIBA-Geigy Corporation, a pharmaceutical company. He is the author of numerous scientific publications in medicinal chemistry and drug discovery and an inventor on 70 issued U.S. patents and 25 additional published U.S. patent applications. Dr. Morrissey holds a B.S. (Honors) in Chemistry from the University of Wisconsin and a Ph.D. in Chemistry from Harvard University.

On June 30, 2010, upon the recommendation of the Compensation Committee of the Board, the Board approved a 20% increase to Dr. Morrissey’s 2010 base salary to $602,000, effective July 15, 2010. A description of other compensatory arrangements with respect to Dr. Morrissey is included in the Company’s proxy statement for its 2010 Annual Meeting of Stockholders, filed with the Securities and Exchange Commission on April 13, 2010.

(d) On June 30, 2010, upon the recommendation of the Nominating and Corporate Governance Committee of the Board, the Board increased the size of the Board to 11 members, with a vacancy in the class of directors whose term of office expires at the Company’s 2011 Annual Meeting of Stockholders, and appointed Dr. Morrissey to the Board to fill the newly created vacancy, effective July 15, 2010. Dr. Morrissey will serve in the class of directors whose term of office expires at the Company’s 2011 Annual Meeting of Stockholders and until his successor is duly elected and qualified, or until his earlier death, resignation or removal.

The Company previously entered into an agreement to indemnify Dr. Morrissey as a director and executive officer, in addition to the indemnification provided for in the Company’s Bylaws. This agreement, among other things, provides for indemnification for certain expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by Dr. Morrissey in any action or proceeding, including any action by the Company, arising out of Dr. Morrissey’s services as a director or executive officer with respect to the Company, any of its subsidiaries or any other company or enterprise to which Dr. Morrissey provides services at the Company’s request.

Dr. Morrissey is not currently engaged, and has not during the last fiscal year been engaged, in any transactions with the Company or its subsidiaries that are required to be disclosed under Item 404(a) of Regulation S-K, nor have any such transactions been proposed. There is no arrangement or understanding between Dr. Morrissey and any other persons pursuant to which he was appointed as a director of the Company.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit 99.1	Press release entitled “Exelixis Announces Appointment of New CEO,” issued on June 30, 2010.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

EXELIXIS, INC.

Date: July 2, 2010	/s/ JAMES B. BUCHER
James B. Bucher Vice President, Corporate Legal Affairs and Secretary